Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Artiva Biotherapeutics, Inc.:

We consent to the use of our report dated March 1, 2021, with respect to the financial statements of Artiva Biotherapeutics, Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California

January 21, 2022